Exhibit No. 99.1

BANKFINANCIAL CORPORATION

COMMUNITY AND ENVIRONMENTAL COMMITTEE

OF THE BOARD OF DIRECTORS COMMITTEE CHARTER

(Adopted by the Board of Directors on April 28, 2022)

I.	PURPOSE OF THE COMMITTEE

The Community and Environmental Committee shall be directly responsible for planning and oversight of the functions described in the Scope of Responsibilities set forth below.

II.	SCOPE OF RESPONSIBILITIES

The scope of the Community and Environmental Committee responsibilities shall include monitoring and oversight of the policies, key controls and practices, and results with respect to the topics delineated herein. The Committee shall also conduct and facilitate reviews, meetings, assessments and take such other actions necessary and appropriate to its Scope of Responsibilities.

Community:

Monitor performance regarding matters involving regulatory compliance, and emerging issues or risks, with respect to:

●	Community Investment & Economic Development
●	Equal Credit Opportunity
●	Financial Product Suitability
●	Equal Employment Opportunity
●	Workplace Health & Safety Protection
●	Workforce Development & Eligibility

Environmental:

Monitor performance regarding matters involving regulatory compliance, and emerging issues or risks, with respect to:

●	Environmental Risk Management

Flood Disaster Prevention

Environmental Contamination Detection & Prevention Politically-Exposed Industries

Environmentally-Sensitive Collateral

Monitor performance and initiatives regarding risks, opportunities and progress with respect to:

●	Environmental Development

Sustainable Energy Development

Clean Energy Consumption

III.	MEMBERSHIP

The Board shall appoint the members of the Community and Environmental Committee annually. All members of the Committee shall be free of any relationship that would compromise their exercise of independent judgment as Committee members.

IV.	FREQUENCY OF MEETINGS

The Committee shall meet periodically as necessary to execute its functions and responsibilities. The Committee shall also meet at the request of the Chief Executive Officer or a majority of the Board of Directors. The Board of Directors shall designate a Chair of the Committee. The Committee Chair shall approve an agenda in advance of each meeting. A majority of the members of the Committee shall constitute a quorum. The Committee shall maintain minutes or other records of its meetings and activities.

The Committee shall, through its Chair, report regularly to the Board following the meetings of the Committee, addressing the matters designated by this Charter and such other related matters as the Committee may deem appropriate.

V.	AUTHORITY

The Committee may conduct or authorize investigations into any matters within its scope of this Charter. The Committee may also take any other action permitted by applicable laws, rules and regulations necessary to accomplish any action authorized by this charter. The Committee may conduct meetings in executive session with members of the Board of Directors or new candidates (in each case, either individually or jointly) to affect the appropriate environment of communication and coordination for the Company’s control environment.

The Committee may request reports from the Chief Executive Officer or General Counsel. The Committee may also retain (and determine the funding for) experts to advise or assist it, including outside counsel, search firms or other advisors, and the Company must provide sufficient funding for any such assistance.

VI.	CONCLUSION

The Committee is to serve as an independent and objective party to monitor the Company’s community and environmental practices for the effective management of the Company’s responsibilities and activities within its Scope of Responsibilities.

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